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Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE

        This Severance Agreement and General Release (this "Agreement") is made and entered into this 25th day of February 2003 by and between Scott S. Tanner ("Tanner"), and 1-800 CONTACTS, Inc. ("1-800 CONTACTS").

RECITALS

        a.     Tanner is currently employed by 1-800 CONTACTS pursuant to an Employment Agreement made as of February 9, 2002 between 1-800 CONTACTS and Tanner (the "Employment Agreement"). A copy of the Employment Agreement is attached hereto as Exhibit "A". The Employment Agreement superceded and replaced in its entirety an Employment Agreement between 1-800 CONTACTS and Tanner dated February    , 1998. 1-800 CONTACTS and Tanner have agreed that Tanner's employment with 1-800 CONTACTS will end effective March 29, 2003; and

        b.     Tanner and 1-800 CONTACTS desire to settle fully and finally all differences between them, if any, including but not limited to, any differences in any way related to or arising out of Tanner's employment with 1-800 CONTACTS or the termination of his employment.

COVENANTS

        In consideration of the mutual promises in this Agreement, it is agreed as follows:

  1.
  Transitional Period.    Although Tanner will remain employed with 1-800 CONTACTS from the date of this Agreement through March 29, 2003 (the "Transitional Period"), from and after January 10, 2003 and through the Transitional Period, he has not rendered and shall not be required to render substantial services to 1-800 CONTACTS, but has devoted and may devote as much time as he deems appropriate to seeking other employment or to attending to his personal affairs. Furthermore, from and after January 10, 2003, Tanner has not had and during the Transitional Period will not have access to any confidential information concerning 1-800 CONTACTS, its affiliates, or the business or affairs of any of them. It is expressly understood and agreed that notwithstanding the continuation of Tanner's employment with 1-800 CONTACTS through March 29, 2003, (i) Tanner resigned from and discontinued providing services in all management positions and roles with or to 1-800 CONTACTS or any affiliates of 1-800 CONTACTS no later than January 10, 2003, including, but not limited to, his positions and services as a director, the Chief Operating Officer, and the Chief Financial Officer of 1-800 CONTACTS and as a director of CLEARLAB PTE. LTD., (ii) Tanner has not provided and will not provide any services as an officer or director of 1-800 CONTACTS or any affiliate of 1-800 CONTACTS since the date of his resignation, and (iii) Tanner has not had and will not have any responsibilities and/or liabilities associated with any such positions with 1-800 CONTACTS or its affiliates since the date of his resignation. Since the date of his resignation Tanner has not been and during the Transitional Period will not be (a) the president, (b) the principal financial officer, (c) the principal accounting officer, (d) a vice president of 1-800 CONTACTS in charge of a principal business unit, division, or function of 1-800 CONTACTS, (e) any other officer of 1-800 CONTACTS who performed or performs a significant policy-making function, or (f) any other person who performed or performs similar policy-making functions for 1-800 CONTACTS. Tanner hereby ratifies and confirms his resignation from any and all management positions with 1-800 CONTACTS and any affiliate of 1-800 CONTACTS.

  2.
  Post-Employment Payments.    Tanner will receive $190,890.00 following termination of his employment, to be paid in 24 equal semi-monthly payments over a 12-month period consistent with the Employment Agreement.

  3.
  2002 Bonus.    Within 2 business days following expiration of the revocation period specified in Paragraph 10, Tanner will receive a bonus payment in the amount of $19,089.00, less withholding.

  4.
  Benefits.    From the date of this Agreement through March 29, 2004, 1-800 CONTACTS shall pay Tanner or other relevant party or reimburse Tanner the following amounts or expenses:

  a.
  Monthly medical insurance premiums for Tanner and his dependents (to consist of COBRA payments after March 29, 2003, assuming Tanner continues on 1-800 CONTACTS' health plan in accordance with COBRA).

  b.
  Out of pocket dental expenses incurred by Tanner or his dependents.

  c.
  Throughout the period of March 29, 2003 through March 29, 2004, premiums for a long term disability insurance policy for Tanner, the terms, conditions, and benefits of which are substantially the same as the disability insurance coverage that Tanner currently has under the 1-800 CONTACTS long term disability plan.

  d.
  All costs incurred by Tanner for mobile (cell) phone services, Internet connections and services and other connectivity fees, up to but not in excess of $350 per month.

  5.
  Stock Options.    Consistent with paragraph 2(b) titled "Expiration Upon Termination of Employment" and other relevant provisions of the Stock Option Agreements entered into on 11/20/1997, 02/16/1999, 02/17/2000, 02/02/2001 and 01/26/02 between 1-800 CONTACTS and Tanner (collectively, the "Stock Options"), Tanner shall be permitted to exercise the Stock Options as to the shares of 1-800 CONTACTS' common stock, par value $.01 (the "Common Stock"), subject thereto with respect to which the Stock Options will be vested as of the close of business on March 29, 2003, the date of termination of his employment, consisting of a total of 77,722 shares of the Common Stock (the "Option Shares"). Tanner may exercise the Stock Options as to some or all of the Option Shares at any time from and after the date of this Agreement through April 28, 2003 (i.e. not later than 30 days after the effective date of the termination of his employment with 1-800 CONTACTS, as specified in the Stock Options) without further approvals or restrictions by 1-800 CONTACTS. In exercising some or all of the Stock Options, 1-800 CONTACTS shall (i) permit and assist Tanner to participate in any same-day sale or similar program, which allows or permits employees of 1-800 CONTACTS to pay some or all of the exercise price of a stock option that has an exercise price below the then market price of the shares subject to the stock option with the proceeds from the sale of the stock underlying such stock option, and (ii) cause Tanner's instructions in accordance with any such program to be executed by no later than the close of business on the next business following the day such instructions are received by 1-800 CONTACTS.

  6.
  Transfer of Company Property.    1-800 CONTACTS hereby conveys to Tanner its ownership interest in certain items of personal property, purchased with company funds and used by Tanner during his employment, which items are listed on Exhibit "B", attached hereto.

  7.
  General Release by Tanner.    As a material inducement to 1-800 CONTACTS to enter into this Agreement, Tanner, on behalf of himself and his heirs, executors, administrators and assigns, irrevocably and unconditionally releases, acquits and forever discharges 1-800 CONTACTS, its officers, directors, owners, partners, agents, predecessors, successors, affiliates, subsidiaries, parent companies, insurers and current and former employees from any and all charges, complaints, claims, liabilities and obligations of any nature whatsoever, including but not limited to, rights or claims arising out of contract, express or implied, any covenant of good faith and fair dealing, any tort, Title VII of the Civil Rights Act of 1964, as amended, the 1991 Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security

    Act of 1974, or any other federal, state or other governmental statute, regulation or ordinance, any rights or claims for wages, vacation, overtime, commissions, bonuses, stock, stock options, entitlements or benefits, which Tanner had, now has, or claims to have, or which he at any time hereinafter may have or claim to have, whether known or unknown as of the date that this Agreement is fully executed; provided, however, that the release set forth in this paragraph 8 shall not apply to (i) the payments and benefits provided for in this Agreement, (ii) any rights that Tanner may have under or pursuant to the 1-800 CONTACTS 401(k) plan and any law applicable thereto, or (iii) any claim, right, cause of action, or demand that may arise from or out of an event occurring after the date on which this Agreement is executed by Tanner, and specifically any claim that may arise from a breach of this Agreement by 1-800 CONTACTS.

  8.
  General Release by 1-800 CONTACTS.    As a material inducement to Tanner to enter into this Agreement, on behalf of itself and its officers, directors, owners, partners, agents, predecessors, successors, affiliates, subsidiaries, parent companies, insurers and current and former employees, and assigns, 1-800 CONTACTS irrevocably and unconditionally releases, acquits and forever discharges Tanner, his heirs, administrators, and assigns from any and all charges, complaints, claims, liabilities and obligations of any nature whatsoever, including but not limited to, rights or claims arising out of contract, express or implied, any covenant of good faith and fair dealing, any tort, breach of duty, any federal, state or other governmental statute, regulation or ordinance, which any of them had, now has, or claims to have, or which any of them at any time hereinafter may have or claim to have, whether known or unknown as of the date that this Agreement is fully executed; provided, however, that the release set forth in this paragraph 9 shall not apply to any claim, right, cause of action, or demand that may arise from or out of an event occurring after the date on which this Agreement is executed by 1-800 CONTACTS, and specifically any claim that may arise from a breach of this Agreement by Tanner.

  9.
  Waiver of Unknown Claims.    Tanner and 1-800 CONTACTS expressly waive the benefits of any rule or law that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in his or its favor at the time of executing the release, which if known by him or it, would have materially affected his or its settlement with the other party. Tanner and 1-800 CONTACTS expressly waive and release all such claims.

  10.
  Release of Age Discrimination Claims.    Tanner understands that he is releasing any and all claims or causes of action he has or may have under state and federal law concerning age discrimination, including but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. He further acknowledges that he has been advised that this release does not apply to any age-based claims arising after the date of this Agreement and that he should seek the advice of his own independent attorney. He has been given 21 days in which to review and consider this Agreement. Should he elect to execute this Agreement sooner than 21 days after receiving it, he specifically and voluntarily waives the right to claim that he has not been allowed by 1-800 CONTACTS or by any other circumstances to consider this Agreement for a full 21 days. He has been advised that he has an additional 7 days after signing this Agreement to change his mind and rescind it by giving notice to 1-800 CONTACTS. This Agreement will not become effective or enforceable until after this 7 day period has expired.

  11.
  Return of Company Property.    On or before the date he signs this Agreement, and except as expressly provided in Paragraph 7 above, Tanner shall deliver to 1-800 CONTACTS any and all of 1-800 CONTACTS' documents, computer information and other property and all property in his possession purchased with 1-800 CONTACTS funds ("1-800 CONTACTS'

    Property"). By signing below, Tanner warrants that from and after the date he signs this Agreement he will not retain any of the 1-800 CONTACTS Property (or copies or other reproductions or duplications thereof) for his own use or the use of any third parties, and that he has not provided to any third parties any of the 1-800 CONTACTS Property or reproductions thereof.

  12.
  Non-Disparagement.    Tanner agrees that he will not make any disparaging remarks about 1-800 CONTACTS or its employees, to any persons whatsoever and that he will refrain from casting any aspersions as to the quality of their work, products, services, competence, ethics or management. 1-800 CONTACTS agrees that it will not make any disparaging remarks about Tanner to any persons whatsoever and that it will refrain from casting any aspersions as to the quality of his work, services, competence or ethics. If any officer, board member or employee of 1-800 CONTACTS makes any such remarks about Tanner, the Company will promptly upon request from Tanner issue a statement disaffirming such remarks and stating that such person did not speak for the Company.

  13.
  Transitional Cooperation.    Throughout the Transitional Period Tanner agrees to (i) cooperate with 1-800 CONTACTS and its management in the transition to new leadership of 1-800 CONTACTS and in the reassignment of his former duties and responsibilities to others, and (ii) make himself reasonably available upon request to answer questions and provide information and guidance in this transitional process, and (iii) make himself available as his schedule reasonably permits to cooperate in any legal proceeding that may relate to his duties or work at 1-800 CONTACTS and to testify if requested by 1-800 CONTACTS.

  14.
  Final Employment.    Tanner understands and agrees that his employment with 1-800 CONTACTS will terminate with the close of business on March 29, 2003, and that from and after that date 1-800 CONTACTS or its affiliates will have no obligation to employ him in the future. Tanner further acknowledges and agrees that except as expressly stated in this Agreement, 1-800 CONTACTS does not owe him any additional payments or benefits of any kind.

  15.
  Agreement Confidential.    Tanner represents that he will keep the specific financial and the non-financial terms of this Agreement confidential. Specifically, and except as otherwise required by law, Tanner agrees that he will not disclose the specific financial and the non-financial terms of this Agreement to anyone other than attorneys, accountants, other professionals or family, provided they agree to keep such information confidential.

  16.
  401(k) Plan.    Tanner is and will be a participant in the 1-800 CONTACTS 401(k) Plan (the "401(k) Plan"). The value of Tanner's account in the 401(k) Plan shall be determined in accordance with and pursuant to the terms and provisions of the 401(k) Plan and applicable law. 1-800 CONTACTS shall make its customary matching contribution to Tanner's account in the 401(k) Plan as a result or on the basis of all contributions made to the 401(k) Plan by Tanner through March 29, 2003, if any.

  17.
  Post-Employment Provisions of Employment Agreement.    The following post-employment provisions of the Employment Agreement shall continue to apply in full force and effect and Tanner will continue to strictly follow and adhere to them: Paragraph 5, Confidential Information, Paragraph 6, Inventions and Patents, Paragraph 7, Non-Compete, Non-Solicitation, and Paragraph 8, Enforcement; provided, however, that Paragraph 7(a) of the Employment Agreement shall be amended to read as follows:

    (a)    In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that during the Employment Period and for two years thereafter (the "Noncompete Period"), he shall not, without the express written consent of the Company, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business similar to or competing with the Company Business, as the Company Business exists or is in process on March 29, 2003, within any geographical area in which the Company or its Subsidiaries engage in the Company Business on March 29, 2003. Nothing herein shall prohibit Executive from being a passive owner of not more that 2% of the outstanding stock of any class of a corporation, which is publicly traded, so long as Executive has no active participation in the business of such corporation. As used in this Agreement, "Company Business" shall mean and refer to the business of marketing and selling contact lenses and related products and other business activities related thereto.

    Effective February 1, 2002, 1-800 CONTACTS and Tanner made and entered into a certain Confidentiality and Non-Competition Agreement (the "Confidentiality Agreement"). The Confidentiality Agreement was superceded and replaced by the Employment Agreement.

  18.
  No Admission of Liability.    This Agreement shall not in any way be construed as an admission by 1-800 CONTACTS or Tanner that either of them has acted wrongfully with respect to the other or any other person, and 1-800 CONTACTS and Tanner specifically disclaim any liability to or wrongful acts against the other or any other person, on the part of itself or himself, its employees or their respective agents.

  19.
  Utah Agreement.    This Agreement shall be subject to and governed by the laws of the State of Utah. The parties agree that any dispute, claim or controversy arising out of or relating to the interpretation, validity or enforcement of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake City. In the event of any litigation arising under this Agreement, 1-800 CONTACTS and Tanner agree that the prevailing party shall be entitled to reasonable attorneys' fees and costs.

  20.
  Entire Agreement.    The terms and conditions contained herein constitute the entire agreement between the parties and supersede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement, and no agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party.

  21.
  Notices.    Any notice provided for in this Agreement shall be in writing and shall be cither personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

    Notices to Tanner:

    Scott S. Tanner
    717 So. Old Lake Lane
    Fruit Heights, UT 84037

    Notices to 1-800 CONTACTS:

    1-800 CONTACTS, INC.
    66 E. Wadsworth Park Drive, 3rd Floor
    Draper, UT 84020
    Attention: Jonathan Coon

    or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party given in accordance with this paragraph 21. Any notice under this Agreement shall be deemed given when so delivered or mailed.

  22.
  Binding Effect.    All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors, heirs, administrators, assigns, and legal representatives.

  23.
  Tanner represents and acknowledges that he has read the foregoing Agreement, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily agrees to its terms.

2/25/03	/s/ SCOTT S. TANNER
Date	Scott S. Tanner
1-800 CONTACTS, Inc.
2/25/03	By	/s/ JONATHAN COON
Date	Its: Chief Executive Officer

EXHIBIT B

1 Sony Vaio PCG-FX390K. (Serial #: 28332130 3201131)

1 Toshiba Portege 2000 (Serial #: 22101785PU)

1 HP OfficeJet G95 (Serial #: SGG18E0HT1)

1 Dlink wireless router (Serial #: 0Q01804740)

1 Cisco wireless access point (Serial #: VDF0635S3WD)

Other miscellaneous devices, cards and cables used in connection with the above and the software installed thereon.

QuickLinks

SEVERANCE AGREEMENT AND GENERAL RELEASE
RECITALS
COVENANTS
EXHIBIT B